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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 5)*


                          Southwest Bancshares, Inc.
         -------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock par value $.01 per share
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  844769-10-9
                   -----------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

                               Page 1 of 5 Pages
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  CUSIP NO. 844769-10-9                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Southwest Federal Savings and Loan Association of Chicago
      Employee Stock Ownership Plan
      IRS ID No. 13-3670426

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Federally chartered stock savings institution's employee stock benefit plan organized in Illinois.

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                          SOLE VOTING POWER
                     5
     NUMBER OF            48,000*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          280,159*
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             328,159*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-*
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      328,159

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       12.1% OF 2,714,655 shares of Common Stock outstanding
       as of December 31, 1997.
------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
       EP

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  CUSIP NO. 844769-10-9                 13G                PAGE 3 OF 5 PAGES
-----------------------                                  ---------------------


Item 1(a):  Name of Issuer:

               SOUTHWEST BANCSHARES, INC.
               ---------------------------


Item 1(b):  Address of Issuer's Principal Executive Offices:

               4062 Southwest Highway
               Hometown, Illinois  60456
               --------------------------


Item 2(a):  Name of Person Filing:

               Southwest Federal Savings and Loan Association of Chicago
               ---------------------------------------------------------
               Employee Stock Ownership Plan
               -----------------------------
               Trustee:  Midwest Trust Services, Inc.
               --------------------------------------
               1606 North Harlem Avenue
               ------------------------
               Elmwood Park, Illinois  60635
               -----------------------------


Item 2(b):  Address of Principal Business Office or,
               if none, Residence:

               4062 Southwest Highway, Hometown, Illinois  60456
               -------------------------------------------------


Item 2(c):  Citizenship:

               Federally chartered stock savings institution's employee stock
               ---------------------------------------------------------------
               benefit plan organized in Illinois
               ----------------------------------

Item 2(d):  Title of Class of Securities:

               Common Stock, par value $.01 per share
               ---------------------------------------

Item 2(e):  CUSIP Number:

               844769-10-9
               ------------

Item 3: Check appropriate box if this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

               The person filing this statement is an employee benefit plan
               ------------------------------------------------------------
               which is subject to the provisions of the Employee Retirement
               -------------------------------------------------------------
               Income Security Act of 1974.
               ----------------------------

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  CUSIP NO. 844769-10-9                 13G                PAGE 4 OF 5 PAGES
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Item 4:  Ownership as of December 31, 1996:

               Ownership. As of December 31, 1997, the reporting person beneficially owned 328,159 shares of the issuer. This number of shares represents 12.1% of the common stock, par value $.01 of the issuer, based upon 2,714,655 shares of such common stock, outstanding as of December 31, 1997. As of December 31, 1997, the reporting person has sole power to vote or to direct the vote of 48,000 shares and shares voting power over 280,159 shares. The reporting person has the sole power to dispose or direct the disposition of 328,159 shares of common stock.

Item 5:  Ownership of Five Percent or Less of a Class:

               Not applicable
               -----------------------------

Item 6:  Ownership of More Than Five Percent on Behalf of Another Person:

               Not applicable
               -----------------------------

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not applicable
               -----------------------------

Item 8:  Identification and Classification of Members of the Group:

               Not applicable
               -----------------------------

Item 9:  Notice of Dissolution of Group:

               Not applicable
               -----------------------------

Item 10:  Certification:

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and are not acquired in connection with or as a participant in any transaction having such purpose or effect.
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  CUSIP NO. 844769-10-9                 13G                PAGE 5 OF 5 PAGES
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                                   Signature
                                   ---------

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


/s/ Robert J. Eckert                            February 11, 1998
---------------------                           -----------
Signature                                       Date

Robert J. Eckert, Vice President
--------------------------------
Name/Title